Exhibit 99.1

630 Fifth Avenue, Suite 3110
New York, NY 10111
Tel: (212) 319-2800
[LETTERHEAD OF NAPRO BIOTHERAPEUTICS, INC.]	Fax: (212) 319-2808

6304 Spine Road, Unit A
Boulder, Colorado 80301
Tel: (303) 530-3891
Fax: (303) 530-1296

For Immediate Release

NaPro Applies for Transfer of Common Stock Listing to Nasdaq SmallCap Market

BOULDER, CO, February 12, 2003—NaPro BioTherapeutics, Inc. (Nasdaq: NPRO), today announced that the Company has applied to transfer its common stock listing to the Nasdaq SmallCap Market. The reason for this action is that NaPro received on February 6, 2003 a determination letter from Nasdaq Staff that NaPro no longer meets the $10 million shareholders’ equity requirements for continued listing on the Nasdaq National Market. NaPro understands that its common stock will continue to trade under its current symbol, NPRO, and according to Nasdaq procedures, will continue to trade on The Nasdaq National Market pending the processing of its Nasdaq SmallCap listing application.

In addition, on January 28, 2003, the Nasdaq Staff notified NaPro that the bid price of its common stock had closed below $1.00 per share for 30 consecutive trading days, and, accordingly, that it did not comply with Marketplace Rule 4450(a)(5). NaPro understands that, if its listing is transferred to the Nasdaq SmallCap Market, NaPro will be provided 180 calendar days, or until July 28, 2003, to regain compliance with this requirement.

The Nasdaq SmallCap Market is fully automated, and provides real-time trade reporting and a marketplace for approximately 800 companies. With the introduction of the Nasdaq SuperMontageSM trading system in 2002, securities listed on both the Nasdaq National Market and Nasdaq SmallCap Market share a unified, more liquid and transparent order entry system.

NaPro BioTherapeutics, Inc., is a pharmaceutical company focused in two distinct research, development and marketing areas: the development and in-licensing of novel pharmaceutical products, primarily in the area of anti-cancer agents, and the development of novel genomic technologies primarily in the area of “gene editing,” for applications in human therapeutics, diagnostics, agribiotechnology, and pharmacogenomics.

The statements in this news release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions as of the date of this news release, based on currently available information. Forward looking statements can be identified by the use of words such as “understands,” believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipated,” “expected” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-

looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to the extent to which the Nasdaq Staff are entitled to exercise considerable discretion in the granting or continuance of listing privileges on Nasdaq and the possible future inability of NaPro to meet any standards required for the listing of its securities in any established trading market. There can be no assurance the Nasdaq Staff will grant NaPro’s listing transfer to the Nasdaq SmallCap Market or that the Company can maintain that listing if it is granted. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Other risk factors applicable to NaPro are more fully described in the Company’s documents filed from time to time with the Securities and Exchange Commission, which are incorporated by reference, including Amendment No. 4 to NaPro’s registration statement filed with the Securities and Exchange Commission on July 1, 2002. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

Contact:

NaPro BioTherapeutics, Inc.

L. Robert Cohen

Vice President, Investor Relations

212-218-8715